First Solar Announces First Quarter 2011 Financial Results

•	Net Sales $567 million

•	EPS $1.33 per fully diluted share

•	Maintain 2011 EPS guidance of $9.25 - $9.75 per fully diluted share

Tempe, Ariz. - May 3, 2011 - First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the first quarter of 2011. Net sales were $567 million in the quarter, a decrease of $42.5 million from the fourth quarter of 2010, due to the allocation of modules to our systems projects in order to meet the project contractual delivery schedules, seven fewer production days, and a full quarter impact of the pricing change implemented in December of 2010. Quarterly net sales decreased slightly from $568 million in the first quarter of 2010, primarily due to lower average selling prices.

First quarter net income per fully diluted share was $1.33, down from $1.80 in the fourth quarter of 2010 and $2.00 in the first quarter of 2010. Quarter over quarter, the net income decrease was primarily driven by lower net sales and gross margin. Year over year, the net income decrease was primarily driven by reduced average selling prices and higher expenses, partially offset by increased module production and lower module cost per watt.

“Despite European market uncertainties, First Solar has good visibility into our demand for 2011,” said Rob Gillette, CEO of First Solar. “We continue to execute our cost roadmaps, invest in new module capacity, build our project pipeline and develop promising new markets around the world.”

First Solar's updated 2011 guidance is as follows:

•	Net sales of $3.7 to $3.8 billion

•	Operating Income of $900 to $970 million

•	Earnings per fully diluted share of $9.25 to $9.75

•	$50 to $60 million of manufacturing start-up expenses and $10 to $15 million of factory ramp costs

•	Total capital spending of $1.0 to $1.1 billion

•	Operating cash flow of $0.8 to $1.0 billion.

First Solar will discuss these results and the outlook for 2011 in a conference call scheduled for today at 4:30 p.m. EDT. Investors may access a live audio webcast of this conference call and the earnings call presentation, which includes guidance for 2011 and additional details regarding the key assumptions relating to this guidance, in the Investors section of the Company's website at www.firstsolar.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Sunday, May 8, 2011 at 7:30 p.m. EDT and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 3266707.

A replay of the webcast will be available on the investor relations section at www.firstsolar.com approximately two hours after the conclusion of the call and will remain available for 90 calendar days. If you are a subscriber of FactSet or Thomson One you can obtain a written transcript.

About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology, and is a premier provider of comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating value-driven renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors:
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:
First Solar, Inc.
Investors:
Mark Widmar
Chief Financial Officer
602-414-9315
investor@firstsolar.com

Larry Polizzotto
Vice President, Investor Relations
602-414-9315
lpolizzotto@firstsolar.com

Pam Hegarty
Director, Investor Relations
602-414-9315
phegarty@firstsolar.com

Media:
First Solar - (North America)
Ted Meyer or Alan Bernheimer
+1 (602) 414-9361
media@firstsolar.com

First Solar - (Europe)
Brandon Mitchener
+49 (0) 6131 1443-399
media-emea@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2011	March 27, 2010
Net sales	$567,293	$567,961
Cost of sales	307,628	285,925
Gross profit	259,665	282,036
Operating expenses:
Research and development	31,351	22,888
Selling, general and administrative	87,000	66,864
Production start-up	11,931	1,143
Total operating expenses	130,282	90,895
Operating income	129,383	191,141
Foreign currency gain (loss)	950	(696)
Interest income	3,023	5,648
Interest expense, net	—	—
Other expense, net	(349)	(734)
Income before income taxes	133,007	195,359
Income tax expense	17,039	23,014
Net income	$115,968	$172,345
Net income per share:
Basic	$1.36	$2.04
Diluted	$1.33	$2.00
Weighted-average number of shares used in per share calculations:
Basic	85,324	84,505
Diluted	87,053	86,092

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$355,725	$765,689
Marketable securities and investments	199,785	167,889
Accounts receivable trade, net	362,695	305,537
Accounts receivable, unbilled	10,582	1,482
Inventories	271,215	195,863
Balance of systems parts	16,021	4,579
Deferred tax assets, net	401	388
Prepaid expenses and other current assets	177,831	143,033
Total current assets	1,394,255	1,584,460
Property, plant and equipment, net	1,549,529	1,430,789
Project assets	384,376	320,140
Deferred tax assets, net	265,591	259,236
Marketable securities	157,442	180,271
Restricted cash and investments	147,707	86,003
Goodwill	458,808	433,288
Inventories	30,607	42,728
Other assets	45,666	43,488
Total assets	$4,433,981	$4,380,403
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,398	$82,312
Income taxes payable	28,148	16,831
Accrued expenses	228,956	244,271
Current portion of long-term debt	28,169	26,587
Other current liabilities	85,218	99,676
Total current liabilities	469,889	469,677
Accrued solar module collection and recycling liability	155,570	132,951
Long-term debt	103,531	210,804
Other liabilities	139,142	112,026
Total liabilities	868,132	925,458
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 86,066,220 and 85,843,511 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	86	86
Additional paid-in capital	1,834,514	1,815,420
Contingent consideration	1,118	1,118
Accumulated earnings	1,781,532	1,665,564
Accumulated other comprehensive loss	(51,401)	(27,243)
Total stockholders’ equity	3,565,849	3,454,945
Total liabilities and stockholders’ equity	$4,433,981	$4,380,403